Exhibit 10.1

Consulting Agreement

Beginning June 1, 2018, Amber Murra will no longer be an employee of Art’s Way Manufacturing Co, Inc. due to her resignation. Ms. Murra will be moving into a consulting position. Ms. Murra will be expected to work three days a week, three weeks per month, on days pre-approved by Carrie Gunnerson. In addition, one week per month Ms. Murra will be expected to work four days a week, on site in Armstrong, IA on dates agreed-upon with Carrie Gunnerson. We anticipate this schedule to be concluded on September 30, 2018. Ms. Murra will be paid at a rate of $1,617 per week, billed no more than once weekly. Any travel expenses related to on-site working days will be reimbursed upon submission of an expense report. Ms. Murra will have use of an Art’s-Way issued laptop for working on-site and remotely. Once the agreement ends the laptop must be returned or purchased at an agreed upon price. After the termination of this agreement any consulting work performed by Ms. Murra will be paid at a rate of $150.00 per hour, billed no more than once weekly in one hour increments.

Agent – Amber Murra is not the agent or legal representative of Art’s Way Manufacturing Co. for any purpose whatsoever and this agreement shall not be construed to vest in Ms. Murra such rights. Ms. Murra is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Art’s Way Manufacturing Co., Inc. or to bind Art’s Way Manufacturing Co., Inc. in any way.

Confidentiality - I agree to retain all confidential information in the strictest confidence. I will not disclose any confidential information to any person other than for purposes of Art’s Way, I will not use for my own purposes of for purposes other than those of Art’s Way, any confidential information which I have acquired in relation to the business of Art’s Way, its affiliates or the clients of either. I acknowledge that the obligation to disclose to others or use the confidential information continues in effect following the termination of my consulting agreement with Art’s Way, for whatever reason, unless I obtain the prior written consent of the Chief Executive Officer or Board of Directors.

Termination – This agreement will be in force at least until September 30, 2018. However, this agreement may be terminated by either party at any time for any reason or no reason giving four weeks written notice of termination to the other party. The failure of either party to perform any obligation under this Agreement shall be deemed a breach, and the other party shall thereon be entitled to terminate this Agreement immediately without such written notice.

/s/ Amber Murra	/s/ Carrie Gunnerson
Art’s Way Manufacturing Co., Inc.

5-18-18	5-18-18
Date	Date